Exhibit 10.1

December 31, 2024

[VIA DOCUSIGN]
Thomas P. Doyle

Re: Separation Agreement

Dear Tom:

This letter sets forth the terms of the separation of your employment from Heliogen Holdings, Inc. (the “Company”) and the substance of the separation agreement (“Separation Agreement” or “Agreement”) the Company is offering you. The intent of this Agreement is to assist with an amicable transition and to resolve any and all actual or potential disputes regarding your employment and/or separation of your employment from the Company. This Agreement supersedes and replaces all prior offers and agreements, whether written or verbal.

1.Separation Date. Your last day of employment with the Company is December 31, 2024, and will be referred to as the “Separation Date.”

2.Final Pay. You will receive your final paycheck on the Separation Date, which will include all earned wages through the Separation Date, subject to standard payroll deductions and withholdings. Your stock vesting will cease on your Separation Date, subject to the terms of the plan.

3.COBRA Coverage. If you are currently enrolled in the Company’s group health insurance benefits, your health insurance benefits will end on December 31, 2024. After your Company-provided health insurance benefits end, you will be eligible to elect continued coverage under the Company’s group health plan at your own expense, subject to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or, if applicable, state insurance laws, and the Company’s current group health insurance plan. Enrollment materials will be sent to you after the Separation Date. You may elect this coverage regardless of whether you sign this Agreement.

4.Unemployment Insurance Benefits. You may apply for unemployment benefits. Whether benefits are granted will be determined by the state agency. Information about applying for benefits is enclosed.

5.Severance Payment. The Company agrees to pay you severance equal to eight (8) months of your current base salary (the “Severance Payment”). Severance payments will be made to you in bi-weekly installments, subject to all applicable legal deductions and withholdings. The severance period for which these severance payments will be made will begin on January 1, 2025, and end on August 29, 2025.

In further consideration for your timely execution of this Agreement and observance of its terms, should you elect COBRA coverage pursuant to paragraph 3 above, the Company will pay the cost of your COBRA coverage for up to eight (8) months following the Separation Date, (the “COBRA Payment”). You are responsible for timely completing and submitting the election forms required for COBRA coverage.

6.Release of Claims. In consideration for the Severance Payment and the COBRA Payment, (collectively, the “Termination Benefits”), you unconditionally release and discharge the Company, as well as any and all parent, subsidiary or affiliated organizations, as well as any and all of their agents, officers, directors, board members, employees, successors, assigns, insurers, attorneys, and each of them (“Releasees”) from any and all claims, liabilities, assessments, damages, and penalties of any kind, known and unknown, which you may now have or have ever had against any of the Releasees, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Separation Agreement (the “Released Claims”) to the fullest extent permitted by law. The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including without limitation bona fide disputes regarding salary, bonuses, commissions, paid time off, sick pay, and any claims regarding expense reimbursements, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, breach of the implied covenant of good faith and fair dealing, denial of membership, and denial of any benefits; (4) all tort claims, including claims for negligence, fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, and other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act (as amended)( “ADA”), the federal Family and Medical Leave Act of 1993 (“FMLA”), the federal Employee Retirement Income Security Act of 1974 (as amended) (“ERISA”), the Equal Pay Act of 1963 (“EPA”), the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (“OWBPA”), the federal Worker Adjustment and Retraining Notification (“WARN”) Act, the Uniformed Services Employment and Reemployment Rights Act (as amended), the Florida Civil Rights Act and claims under any state or local statute for leave, claims under state statutes for plant closings and mass layoffs.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written agreement or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance. In addition, nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority, including but not limited to the Securities and Exchange Commission (the “SEC”), or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Moreover, you understand that this Agreement does not prohibit you from filing a charge or participating in an investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency, or the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the SEC or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). This Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Firm. While this Agreement does not limit your right to receive an award for information provided to any Government Agency (including, without limitation, the right to receive an award from the SEC’s whistleblower program), you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief, including monetary recovery, from Government Agencies or otherwise based on any claims that you have released and the rights you have waived by signing this Agreement. You represent and warrant that, other than these Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

If any provision of the waiver and release contained in this Separation Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.

7.ADEA Waiver. By your signature below, you expressly acknowledge and agree that by entering into this Separation Agreement, you are waiving any and all rights or claims that you may have arising under the Age Discrimination and Employment Act of 1967 as amended (“ADEA”), which have arisen on or before the date of the execution of this Agreement. You further expressly acknowledge and agree that: (a) in return for this Agreement, you will be receiving benefits beyond that which you are already entitled to receive before entering into this Agreement; (b) you are hereby advised in writing that you have the right to consult with an attorney before signing this Agreement; (c) you were given a copy of this Agreement on December 31, 2024, and you have at least 21days from the date you receive this Agreement, to consider the Agreement (“Consideration Period”), and if you sign it in less than 21-days, you have voluntarily waived the full 21-day Consideration Period; (d) you have seven (7) days following the date of execution of the Agreement in which to revoke the Agreement (“Revocation Period”) by delivering notice of revocation to the SVP of People Operations at Heliogen Holdings, Inc., by email to people-ops@heliogen.com or by mail to 130 West Union Street, Pasadena, CA 91103 before the end of the seven-day period; and (e) any rights or claims under either the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act that may arise after the date of execution of the Agreement are not waived. The parties agree that changes to this Agreement, whether material or immaterial do not restart the running of the 21-day consideration period.

8.Waiver of Unknown Claims. It is our intention that this Agreement shall be effective as a full and final accord and satisfaction and release of each and every released matter, including all unknown and/or unsuspected claims. Accordingly, by your signature below, you expressly waive and relinquish any and all rights or benefits that you may have under the provisions of Section 1542 of the California Civil Code, or any similar law of any jurisdiction. Section 1542 states as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

In connection with this waiver, you acknowledge that facts in addition to or different from those presently known may later be discovered which relate to the subject matter of this Agreement. You also recognize the possibility that, in the future, damages that are not currently known may be suffered in relation to matters released in this Agreement. Notwithstanding these possibilities, it is our intention to fully, finally, and forever settle and release all released matters, disputes, and differences, whether known or unknown, suspected or unsuspected, that have existed, now exist, or may exist.

9.Non-Admission. Nothing in this Agreement shall constitute or be construed or used as an admission of any wrongdoing by either you or the Company, or any of the Releases. This Agreement shall be afforded the maximum protection allowable under Federal Rule of Evidence 408, California Evidence Code Section 1152, and/or any other laws of similar effect.

10.Confidential Information and Trade Secrets. Subject to the “Permitted Communications” paragraph below, you agree that you will keep in the strictest confidence all trade secrets and confidential information and materials relating to the Company which you obtained as a result of your employment with the Company, and not use or disclose such information or materials for any purposes, unless required by law. Confidential information and materials include, without limitation, research projects, business and marketing plans, client lists, and preferences, and personnel and compensation information (other than your own compensation information). You also hereby confirm the obligations imposed on you by the Company’s Employee Invention Assignment and Confidentiality Agreement and that you agree to abide by such policy at all times subsequent hereto. Notwithstanding the foregoing, you may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided you do so consistent with 18 U.S.C. 1833.

11.Return of Company Property. You agree that you shall immediately return to the Company upon your last day of work all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to: Company files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property, and information. In addition, if you have used any non-Company computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials, or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. You further agree to provide the Company access to such systems as requested to verify that the necessary copying and/or deletion is completed. You agree that, after the Separation Date, you will neither use nor possess Company property. Your timely compliance with the terms of this paragraph is a condition precedent to your eligibility to receive the Termination Benefits as described above.

12.Non-disparagement, and No Misuse of Trade Secrets to Solicit. You agree that you will not make disparaging comments regarding the Releasees, their business strategies or operations; however, you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. To the extent permitted by applicable law, you further agree that you will not use or disclose any Company trade secrets to solicit any employee or customer to end or diminish their relationship with the Company.

13.Permitted Communications. You acknowledge that nothing in this Agreement prohibits or restricts you from initiating communications directly with, responding to any inquiry from, or providing information to or testimony before the SEC, the EEOC, the Department of Justice, the NLRB, or any other any Government Agency or self-regulatory organization, about actual or potential violations of laws or regulations. You further acknowledge that nothing in this Agreement prohibits or restricts you from engaging in communications or other activity protected under the National Labor Relations Act. You further acknowledge that you are not required to obtain the Company’s prior authorization before engaging in such communications nor are you required to inform the Company about such communications. You understand that any such communications will not be considered a breach of your obligations under this Agreement.

14.Remedies for Breach. With respect to any final determination that you breached this Agreement, you will indemnify and hold the Company harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees incurred by the Company and to return immediately to the Company all of the monies previously paid to you by the Company under this Agreement, except for $100, which shall be sufficient consideration for your promises under this Agreement; and provided, however, that such repayment shall not constitute a waiver by the Company of any other remedies available under this Agreement or by law, including injunctive relief.

15.No Representations. Other than as set forth in this Agreement, the Company has made no representations of any kind to induce you to sign this Agreement.

16.Other Agreements. You acknowledge and agree that:

a.You are entering into this Agreement knowingly, voluntarily, and with full knowledge that it shall become a binding and enforceable contract affecting your legal rights. You have not been coerced, threatened, or intimidated into signing the Agreement;

b.You agree that in signing this Agreement, you have carefully read and fully understand the provisions of this Agreement, that the Company has advised you to consult with an attorney of your choice before signing this Agreement, and that you have had an opportunity to do so. You further agree that you have been allowed a reasonable period of time after receiving this Agreement (at least 21 calendar days) in which to consider the Agreement before signing it. You agree to the terms of this Agreement knowingly, voluntarily, and without intimidation, coercion, or pressure, and you intend to be legally bound by this Agreement. You further agree that having had the opportunity to obtain the advice of legal counsel to review, comment upon, and propose revisions to the Agreement, this Agreement shall be construed as if the parties jointly prepared it so that any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other. Your decision to shorten your consideration period is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the consideration period, or by offering more favorable terms for signing the Agreement prior to the expiration of the consideration period;
c.In the event that you sign this Agreement prior to the end of the consideration period, your decision to shorten your consideration period is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the consideration period, or by offering more favorable terms for signing the Agreement prior to the expiration of the consideration period;
d.You have read this Agreement in its entirety and you understand and accept the terms and conditions of the Agreement;
e.You understand that you may hereafter discover facts different from or in addition to those you now believe to be true and that the release herein shall remain in effect as a complete and general release, notwithstanding any such different or additional facts; and
f.You understand that this Agreement includes the compromise of any disputed claims.

17.Miscellaneous.

a.Entire Agreement. This Agreement sets forth the entire agreement between you and the Company relating to the matters discussed herein and supersedes any and all prior agreements and understandings between yourself and the Company concerning your employment and the separation of your employment from the Company. This Agreement may not be modified except in a writing signed by you and the Chief Executive Officer (CEO) of the Company. Notwithstanding this provision, the Company’s Proprietary Information Policy and the Employee Invention Assignment and Confidentiality Agreement shall remain in full force and effect, to the extent permitted by law.
b.Severability. If any portion or provision of this Agreement is found to be unenforceable or invalid, the parties agree that the remaining portions will remain in full force and effect. The parties will negotiate in good faith to give such unenforceable or invalid provisions the effect the parties intended.
c.Attorneys’ Fees. In the event it becomes necessary for either party to initiate legal action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees in addition to any other damages incurred.
d.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.
e.Section Titles. Section titles are informational only and are not to be considered in construing this Agreement.
f.Successors and Assigns. The parties acknowledge that this Agreement will be binding on their respective successors, assigns, and heirs.
g.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state or commonwealth of my primary work location while employed by the Company, without regard to conflicts of law principles.

18.Effective Date. If this Separation Agreement is acceptable to you, please sign below and return the original to me for receipt no later than January 21, 2025. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe. This Agreement will become effective on the 8th calendar day after the date it is signed by you (the “Effective Date”), provided it is timely signed and received by the Company and provided you have not revoked it.

I believe that this sets forth the terms of our Agreement. If the foregoing accurately reflects your understanding of our Agreement, please sign and date the Agreement. Do not sign the Agreement before the Separation Date (December 31, 2024). You will be signing electronically via DocuSign. Please retain a copy for your file.

Sincerely,

/s/ Christie Obiaya
Christie Obiaya
Chief Executive Officer
Heliogen Holdings, Inc.

ACKNOWLEDGEMENT AND AGREEMENT. By my signature below, I acknowledge that I have carefully read and fully understand this Agreement and consent to the terms and conditions set forth above.

DO NOT SIGN BEFORE THE SEPARATION DATE

/s/ Tom Doyle	1/2/2025
Thomas P. Doyle	Date

Attachments: Unemployment Insurance Information

Exhibit A: Employee Invention Assignment and Confidentiality Agreement

Exhibit A

Employee Invention Assignment and Confidentiality Agreement
(May be attached separately.)